POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

WHEREAS, VARIABLE INSURANCE TRUST, a business trust organized under the laws of the State of Ohio (hereinafter referred to as the “Trust”), periodically files amendments to its Registration Statement with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and the Investment Company Act of 1940, as amended;

NOW, THEREFORE, the undersigned hereby constitutes and appoints DONALD S. MENDELSOHN and JOANN M. STRASSER, its attorneys for it and in its name, place and stead, and in its capacity as a Trust, to execute and file any Amendment or Amendments to the Trust’s  Registration Statement (File Nos. 333-171479 and 811-22512), hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as it might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the Trust has caused its name to be subscribed hereto by the Treasurer/Principal Financial Officer of the Trust this 9th day of October, 2012.

VARIABLE INSURANCE TRUST

By: /s/Erik Naviloff

        Erik Naviloff,

        Treasurer/Principal Financial Officer

STATE OF NEW YORK

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ss:

COUNTY OF SUFFOLK

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Before me, a Notary Public, in and for said county and state, personally appeared Erik Naviloff, Treasurer/Principal Financial Officer of the Trust, who represented that he is duly authorized in the premises, and who is known to me to be the person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed and delivered the same for the purposes therein expressed.

WITNESS my hand and official seal this 9th day of October, 2012.

/s/Allyson A. Stewart

Notary Public

My commission expires 4/30/2015